UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2007

NetLogic Microsystems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50838	77-0455244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 Charleston Road, Mountain View, CA 94043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 961-6676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2007 the Board of Directors of NetLogic Microsystems, Inc. (the “Company”) approved annual cash bonus payments for the executive officers of the Company under the Company’s Incentive Bonus Plan. The bonus amounts were determined based on the financial performance of the Company and each employee’s individual performance for fiscal year 2006. The bonus payments were presented by the Company’s chief executive officer to and recommended to the Board of Directors by the Company’s compensation committee. The following bonus payments will be made to the following named executive officers of the Company: Ronald Jankov ($185,300), Donald Witmer ($96,800), Ibrahim “Abe” Korgav ($95,200), Marcia Zander ($85,000) and Varadarajan Srinivasan ($84,800).

The Board of Directors also approved annual base salary increases in 2007 for all of the company’s named executive officers totaling $127,400, and ranging from $10,400 for Mr. Korgav to $28,500 for Mr. Jankov. The Board of Directors also approved a bonus pool of 5.5% of Non-GAAP net income in 2007 for officers and eligible employees of the Company under the Company’s Incentive Bonus Plan. In addition, the Board of Directors approved an incentive sales commission program for Ms. Zander, the Company’s Sr. Vice President of Worldwide Sales, of 0.13% of 2007 product revenue.

On October 24, 2006, the Company appointed Shigeyuki Hamamatsu as its interim chief financial officer while Donald Witmer, the Company’s chief financial officer and vice president, was on medical leave. Mr. Witmer returned from medical leave on January 17, 2007, and Mr. Hamamatsu’s interim appointment ended on the same day. Mr. Hamamatsu has returned to his role as the Company’s corporate controller.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetLogic Microsystems, Inc.

Date: January 19, 2007	By:	/s/ Ronald S. Jankov
Ronald S. Jankov
President and Chief Executive Officer